Exhibit 10.6

Floor Lease Agreement

Lessor (hereinafter referred to as “Party A”): Shunkang Store Wang Jun
Lessee (hereinafter referred to as “Party B”): HYUNDAI Light & Electric (HZ) Company Limited

With respect to Party B’s lease of the third floor of Block A, Zhenxing Road, Jiaosha, Gusan Village from Party A for use of factory, the parties hereby agree upon the following terms:

1.	Area for lease: Around 1200㎡to be used by Party B at the rent of RMB7.2/㎡per month. Party B shall be responsible for the water and power charges.

2.
The term of the lease shall be two years, commencing from April 15, 2007 to April 14, 2009. Upon expiry of the term of the lease, Party A shall have the right to take back the leased area and Party B shall return the leased area on time. If party B intends to extend the lease, it shall inform Party A of its intention in writing one month prior to the expiry of the term of the lease and the parties will negotiate the rents by then.

3.
The annual rent shall be ONE HUNDRED THREE THOUSAND SIX HUNDRED AND EIGHTY Renminbi only (RMB103,680.00), which can be divided to the monthly rents of EIGHT THOUSAND SIX HUNDRED AND FORTY Renminbi (RMB8,640.00) (to be paid in cash).

4.	Security deposit and payment of the rents:

(1)
On the date of execution of this Agreement, Party B shall pay Party A with TEN THOUSAND Renminbi (￥10,000.00) as the security deposit, and the rent shall be payable by Party B to Party A on a quarterly basis. Party B shall pay Party A with the rent of each quarter 10 days prior to the commencement of such quarter, i.e. the rent shall be settled prior to Party B’s use of the leased area. The water and power charges shall be paid by Party B to Party A on a monthly basis.

(2)
Upon the expiry of the term of the lease, if Party B does not renew the lease, Party A shall return the security deposit to Party B without interest provided that Party B shall settle all the rents, water and power charges, telephone charges, gas fees, etc and maintain the good condition of the leased area. The security deposit cannot be used to settle the rent during the term of the lease.

(3)	If Party B terminates this Agreement prior to the expiry of the term of the lease, the security deposit will not be returned to Party B.

(4)
In case that Party B breaches the provisions of this Agreement which results in Party A’s failure to collect the rent on time or in any additional costs and expenses, Party A shall have the right to use part or all of the security deposit to offset the outstanding rent or to settle those additional costs and expenses.

5.	Use of the building and area: Factory and warehouse. This building shall be only used for the operation of factory and warehouse.

6.
During the term of the lease, Party B shall be responsible for the maintenance and repair of the leased area. Party B shall share the elevator with the user of the second floor and be jointly responsible for the repair and power charges. Party A shall be responsible for the repair of fair wear and tear on the facilities attached to the leased area.

7.
During the term of the lease, Party B shall be responsible for all the economic, political and legal liabilities, liabilities incurred from fire and safety accident, and all the fees, taxes, certificates decorations, etc. in relation to its operation. Party A will not take any responsibilities therefrom. Party B is not allowed to mortgage or sublease the leased area. No storage of dangerous, inflammable and explosive materials or illegal activities in the leased area is allowed.

8.
During the term of the lease, if Party B wants to decorate the leased area, it must take care of the safety of the building and should not cause any damages to the main structure of the building. Upon expiry of this Agreement, if Party A continues to let the leased area without changing the use of the building, Party B shall have the pre-emptive right on equal condition of rent. If Party A doesn’t continue to let the leased area, Party B shall remove all the commodities and goods from the leased area on the expiry date and return the leased area to Party A for inspection on time. Party B shall not remove or destroy the floor, wall, ceiling, electric wires and other decoration which is fixed in the construction structure or walls of the building. Party A will acquire such items without any additional payment. Party A shall return the security deposit without interest to Party B within two days after Party B’s return and Party A’s inspection and acceptance of the leased area in its original status. If there is any damage to the leased area, Party B shall be responsible to repair or compensate Party A according to the market price.

9.	Liabilities for breach of agreement

(1)
Party A shall not take back the leased area during the term of lease without reasonable cases. If Party A commits a breach, it shall compensate Party B with an amount equal to double of the security deposit.

(2)
In case of early termination by Party B, it shall not remove all the decoration and materials, which shall be deemed as belong to Party A. Party A shall be entitled to confiscate the security deposit and request Party B to settle all the unpaid rents, water and power charges before it can take its commodities and goods out of the leased area.

(3)
If Party B fails to pay the rent on time, Party A shall be entitled to a default payment equal to 1% of the outstanding amount for each day of delay. The delay of or more than 15 days will be viewed as Party B’s breach of this Agreement, which shall be subject to Clause 9.(2) above and Party A shall have the right to take back the leased area.

10.	For anything not specified in this Agreement, the parties may enter into supplemental agreements, which shall have the same effect with this Agreement.

11.	This Agreement is prepared in two original copies, each party holding one copy. This agreement will come into effect upon the execution of the parties.

12.	Party A should provide Party B with a written consent from the owner.

/s/  ILLEGIBLE
Lessor(Party A): Shunkang Store
Representative:
Contact No.

/s/  ILLEGIBLE

Lessee(representative of Party B):HYUNDAI Light & Electric (HZ) Company Limited
Address:
Contact No.

Date of execution: 30 March 2007